UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2010

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-152760 (1933 Act)	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On June 30, 2010, the board of trustees of United Development Funding IV (the “Registrant”) authorized a distribution of its earnings to its shareholders of record beginning as of the close of business on each day of the period commencing on July 1, 2010 and ending on September 30, 2010. The distributions will be calculated based on the number of days each shareholder has been a shareholder of record based on 365 days in the calendar year, and will be equal to $0.0043836 per common share of beneficial interest, which is equal to an annualized distribution rate of 8.0%, assuming a purchase price of $20.00 per share. These distributions of net income will be aggregated and paid in cash monthly in arrears. Therefore, the distributions declared for each record date in the July 2010, August 2010 and September 2010 periods will be paid in August 2010, September 2010 and October 2010, respectively. Distributions will be paid on or about the 25th day of the respective month or, if the 25th day of the month falls on a weekend or bank holiday, on the next business day following the 25th day of the month.  Distributions for shareholders participating in the Registrant’s Distribution Reinvestment Plan will be reinvested into shares of the Registrant on the payment date of each distribution.

Attached as Exhibit 99.1 to this report and incorporated by reference into this Item 8.01 is a copy of a press release by the Registrant regarding these distributions.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

Dated:  June 30, 2010                                                      By:         /s/ Hollis M. Greenlaw
              Hollis M. Greenlaw
              Chief Executive Officer

EXHIBIT INDEX

99.1           United Development Funding IV press release dated June 30, 2010.